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                                                                      EXHIBIT 15

September 8, 1997

Board of Trustees and Shareholders
Security Capital Industrial Trust:

We are aware that Security Capital Industrial Trust has included in its Form 8-K its consolidated financial statements for the quarter ended June 30, 1997, which includes our report dated August 11, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of such Form 8-K prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


ARTHUR ANDERSEN LLP